Exhibit 10.61

Number: GPC-001 Page 1 of 3
Original Issue Date: 7/26/04
WESTMORELAND COAL COMPANY	Supersedes Policy IV-16 Dated 10/1/94
Manual of Policies:	Approved Issuing Officer:
COMPENSATION
Title:

SEVERANCE POLICY	Name: Christopher K. Seglem
Title: President & CEO
1.	POLICY STATEMENT

It is the policy of the Westmoreland Coal Company, (“the Company”, or “Westmoreland”) to pay severance benefits under certain specific and limited circumstances, as defined by this policy, to certain non-classified employees who are involuntarily terminated for reasons other than cause and under certain conditions described herein. The purpose of severance is to aid employees for hardships incurred upon loss of employment. This policy applies to non-classified employees of Westmoreland Coal Company and all of its direct and indirect subsidiaries.

2.	FUTURE OF THE POLICY

Although the Company currently expects to continue the provisions of this policy, the Company reserves the right to change or amend at any time, at its sole discretion, any and all terms and conditions of this policy, or to terminate this policy in its entirety.

3.	PROCEDURE
3.1	ELIGIBILITY

All full-time non-union employees with six months of service and scheduled to work at least 1,000 hours in a calendar year are eligible for severance benefits under this policy, but only if their employment is terminated for one of the following reasons and the employee waives any and all claims against the Company, its officers, directors and employees, by signing an Employment Release and Settlement Agreement:
3.1.1 Involuntary termination that is not for Cause.

3.1.2 A reduction in work force.

3.1.3 Liquidation of the Company.
3.2	INELIGIBILITY

Severance benefits will not be paid when termination occurs under the following circumstances:
3.2.1	Voluntary termination by the employee (except for unused vacation).

3.2.2	For Cause.

Title:	No.	Date Issued:	Supersedes	Page 2 of 3
SEVERANCE POLICY	GPC-001	7/26/04	Policy IV-19
Dated 10/1/94
3.2.2.1	Unsatisfactory job performance.

3.2.2.2	Gross or willful misconduct that is injurious to the Company, or its Subsidiaries or Affiliates, which includes but is not limited to an act or acts constituting embezzlement, misappropriation of funds or property of the Company, larceny, fraud, gross negligence, crime or crimes resulting in a felony conviction, moral turpitude or behavior that brings the employee into public disrepute, contempt, scandal or ridicule or that reflects unfavorably upon the reputation or high moral or ethical standards of the Company or violation of Company policy including but not limited to the policies set forth on Code of Business Conduct and Fitness for Duty; willful misrepresentation to the Company’s directors, officers, managers, supervisors, employees or third parties; or failure to meet the duties of care and loyalty to the Company. For purposes of this paragraph, failure to act on the participant’s part shall be considered “willful” if done by the participant without a reasonable belief that the omission was in the best interest of the Company.
3.3	DETERMINATION AND PAYMENT OF SEVERANCE PAYMENTS

Employees who meet the eligibility requirements of this policy and who execute and adhere to an Employment Release and Settlement Agreement, wherein any and all claims against the Company, its Officers, Directors, Managers and Employees are waived, will receive in consideration for that agreement and their Westmoreland service, severance benefits according to the following formula:
a.)	Hourly/Non-Exempt — Severance pay equal to one (1) week of base salary for every year of continuous and completed service to the Company with a minimum of two weeks and a maximum of 26 weeks.

b.)	Salaried/Exempt — Severance pay equal to two (2) weeks of base salary for every year of continuous and completed service with a minimum of four (4) weeks and a maximum of 36 weeks base salary.

c.)	Executives — (VP/GM level and above) receive severance pay equal to four (4) weeks of base salary for every year of continuous and completed service with a minimum of eight (8) weeks and a maximum of 52 weeks.
Length of service shall be determined based on original date of employment with Westmoreland or, in the case of an acquired subsidiary, upon the date of employment with the acquired subsidiary.

Severance payments will be paid in equal installments on the normal payroll schedule and shall be net of any tax, medical or other required withholdings.

3.4	CONTINUATION OF BENEFITS

In addition to the Severance Payment, eligible employees will receive payment for any unused vacation up to the date of termination for the calendar year. Payment will not be made for holidays or floating holidays.

Title:	No.	Date Issued:	Supersedes	Page 3 of 3
SEVERANCE POLICY	GPC-001	7/26/04	Policy IV-19
Dated 10/1/94
In the event of termination, medical, vision, and dental benefits will continue for the balance of the month in which discharge occurred, plus three (3) months.

All other benefits will terminate in accordance with the respective plan documents.

3.5	SURVIVABILITY OF PAYMENTS

The commitments under this policy shall survive, to the extent permissible by law, upon the bankruptcy, insolvency, liquidation or dissolution of the Company.